Exhibit 99.1

July 19, 2017

Cerulean Pharma and Daré Bioscience Announce Closing and New Stock Symbol, “DARE”

WALTHAM, Mass. & SAN DIEGO — (BUSINESS WIRE) — Cerulean Pharma Inc. (NASDAQ:CERU) and Daré Bioscience Operations, Inc. (formerly Daré Bioscience, Inc.) today announced the closing of the transactions contemplated by the stock purchase agreement entered into by the companies on March 19, 2017. As a result of these transactions, (i) the former holders of Daré equity securities now hold approximately 51% of Cerulean capital stock (calculated based on the stock purchase agreement), (ii) Daré Bioscience Operations, Inc. has become a wholly-owned subsidiary of Cerulean, (iii) Cerulean is changing its name to “Daré Bioscience, Inc.,” effective as of Thursday, July 20, 2017, and (iv) a one-for-ten reverse stock split of the combined company’s common stock will be effected on Thursday, July 20, 2017. The issuance of the shares of common stock to the former holders of Daré equity securities pursuant to the transaction was approved by the holders of more than 96% of the shares of Cerulean common stock present at the Special Meeting of Stockholders of Cerulean held today.

As a result of the reverse stock split, every ten shares of Cerulean’s common stock issued and outstanding prior to the opening of trading on Thursday, July 20, 2017 will be consolidated into one issued and outstanding share, with no change in the nominal par value per share of $0.0001. No fractional shares will be issued as a result of the reverse stock split. Stockholders who otherwise would be entitled to receive a fractional share in connection with the reverse stock split will receive a cash payment in lieu thereof. The shares underlying all outstanding options and warrants, including those assumed in connection with the transaction with Daré, will also be adjusted accordingly.

Beginning on July 20, 2017, the common stock of the combined company will continue trading on the NASDAQ Capital Market, but, will reflect the new name “Daré Bioscience, Inc.”, the new stock symbol “DARE” and the new number of split adjusted shares. There will be approximately 6,047,200 shares of Daré common stock issued and outstanding after the split. The common stock will also trade under a new CUSIP number, 23666P 101.

For more information regarding Cerulean’s reverse stock split, please refer to the definitive proxy statement on Schedule 14A filed by Cerulean with the Securities and Exchange Commission on June 19, 2017.

About Daré Bioscience (the combined company)

Daré Bioscience is a healthcare company committed to the development and commercialization of innovative products in women’s reproductive health. Daré believes there is an unmet need in the United States, in other developed countries, and in developing countries, for innovative product candidates that expand options, improve outcomes and are easy to use. Product development in women’s reproductive health is fragmented creating a potential opportunity for Daré. Daré’s goal is to fill the gap by taking products from innovation through development and believes its management team is well-suited to ensure Daré’s current and potential future product candidates and products advance and one day become commercially available. Daré’s founders, including its executive management team, bring experience in global women’s healthcare as well as success in prior ventures in funding, achieving regulatory approvals, partnering, and launching a number of products, including devices, therapeutics and diagnostics.

For more information on Daré, please visit www.darebioscience.com

View source version on businesswire.com: http://www.businesswire.com/news/home/20170719005938/en/

Daré Bioscience, Inc.

Sabrina Martucci Johnson, 858-769-9145

innovations@darebioscience.com

Source: Cerulean Pharma Inc.

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